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                                     Form of
                       Rule 12b-1 plan for Class Y shares
                               THE DLB FUND GROUP

                   Distribution and Service Plan and Agreement

This Plan and Agreement (the "Plan") constitutes the Distribution and Service
Plan of the Class Y shares of the DLB [          ] Fund (the "Fund"), a series
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of The DLB Fund Group, a Massachusetts business trust (the "Trust"), adopted pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and the related agreement between the Trust and MML Distributors, LLC, the principal underwriter of the Trust's shares. During the effective term of this Plan, the Trust may make payments to Massachusetts Mutual Life Insurance Company ("MassMutual") upon the terms and conditions hereinafter set forth:

Section 1. To the extent that any payments made by the Fund to MassMutual, including payment of management and administrative fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by the Plan.

Section 2. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (i) the Trustees of the Trust, and
(ii) the Qualified Trustees of the Trust, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

Section 3. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 2.

Section 4. MassMutual shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Class Y shares of the Fund.

Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

     (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding Class Y shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

     (b) that such agreement shall terminate automatically in the event of its assignment.

Section 7. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class Y shares of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 2.

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Section 8. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 9. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property attributable to the Class Y shares of the Fund.

Effective as of the 31st day of October, 2004.

THE DLB FUND GROUP,
on behalf of DLB [          ] Fund
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BY:
    -----------------------------
    Name:
    Title:


MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY


BY:
    -----------------------------
    Name:
    Title: